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                              AMENDMENT TO BY-LAWS
                                       OF
                         THE AMERICAS GROWTH FUND, INC.
                           (As Amended July 9, 1996)



        The Corporation's By-Laws have been amended by adding a new Article XXIII and renumbering existing Articles XXIII and XXIV as Articles XXIV and
XXV. All other provisions of the Corporation's By-Laws remain in full force and effect.


                                 ARTICLE XXIII

                           CONTROL SHARE ACQUISITIONS

        The voting rights of any shares of stock of the Corporation acquired by existing or future stockholders or their affiliates or associates shall be exempt from the provisions of Title 3, Subtitle 7 of the Maryland General Corporation Law.

                                  ARTICLE XXIV

                                      SEAL

        The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words "Corporate Seal" and "Maryland." The seal may be used by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

                                  ARTICLE XXV

                                   AMENDMENTS

        The Board of Directors shall have the power at any regular meeting, or at any special meeting if notice thereof be included in the notice of such special meeting, to alter or repeal any By-Law of the Corporation and to make new By-Laws.